Exhibit 23.0

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in each of the three Registration Statements on Form S-8 (No. 33-51454, No. 333-01061 and No. 333-64984) of Mattel, Inc. of our report dated June 25, 2003 relating to the financial statements of the Mattel, Inc. Personal Investment Plan and the Mattel, Inc. Hourly Employee Personal Investment Plan, which appears in this Form 11-K.

/s/    PRICEWATERHOUSECOOPERS LLP

Los Angeles, California

June 25, 2003